Exhibit 10.2

February 2, 2004

Mr. Irwin Nack

Dear Irwin:

I am pleased to confirm our offer of employment to you to join Hudson United Bank under the following terms:

Title:	First Senior Vice President, BSA/AML Compliance Officer
Reporting to:	Kenneth Neilson, Chairman, President & CEO (with dotted line reporting to the Audit Committee of the Board of Directors)
Responsibilities:	BSA, AML, Compliance and Regulatory Affairs
Annual Salary:	Your bi-weekly salary will be $7,692.30, which equates to $200,000 per year.
Sign on Bonus:

You will receive a special bonus equal to $100,000.00, to be paid to you upon hire.   In the event that you leave the Bank, within a year from hire, either voluntarily or through a termination for cause, you will be obligated to pay the amount of the sign-on bonus back to the Bank.

Severance:

In the event you lose your job through a Change of Control or through termination for any reason other than cause, you will be entitled to a severance equal to six months severance at your then base rate.

Restricted Stock:

You will be awarded 1,500 shares of Restricted Stock of Hudson United Bank. The stock will vest 33% 3, 4 and 5 years from date of award. In the event you lose your job through a Change of Control or through termination for any reason other than cause, these shares will become fully vested and exercisable immediately following the Change in Control or termination.

Bonus Program:

You will be eligible, under the terms and conditions of the plan, to participate in the Bank’s Annual Bonus Award program participating at the First Senior Vice President level. Awards are contingent upon the attainment of Bank, departmental and individual goals. For Bonus Plan year 2004, the bonus award target is set at 15%; bonus award will be capped at 50% of base salary.

Annual Performance Evaluation:

Performance evaluations are conducted annually with a formal review in December for all employees. In conjunction with these reviews, salary is reviewed. Salary increase consideration will include performance, the economic environment, last increase and other relevant matters. Salary increases are not automatic. For the first year of employment, performance evaluation related increases will be pro-rated to reflect the length of time with the Bank.

Benefits:	You will be eligible for the following benefits:
•	Medical and Dental insurance first of the month after 1 month of employment. The medical plans we currently offer do not have pre-existing condition clauses.
•	Life and AD&D insurance (1 times your base salary) first of the month after 1 month of employment.
•	LTD (50% of base salary) first of the month after 1month of employment.
•	Four weeks vacation beginning in 2004.
•	Pension eligibility accrual begins after 6 months of employment. 100% vesting occurs after 5 years of service.

•

You may elect to participate in the company’s 401k plan commencing on January 1st or July 1st of each year, provided you have completed 6 months of service or 1,000 hours. The 401k plan presently matches 50% of an employee’s base salary contributions, up to 6% of salary.

If you have any questions or concerns, please do not hesitate to give me a call. It is my understanding that you will be joining us on March 1, 2004.

Irwin, we look forward to you joining our organization.

Sincerely,

JEFF MCDONOUGH

Jeff McDonough

First Senior Vice President

Director of Human Resources

(201)236-2661

This letter should not be construed to be a contract or a promise of continued employment. Hudson United Bank is an at will employer. The offer of employment is also made in reliance upon the facts stated in your resume, employment application and/or the interviews conducted.

Hudson United Bank reserves the right to alter or change its Benefits Program or other discretionary benefit or compensation programs, based on business conditions or other objective criteria. Please refer to summary plan descriptions for detailed information about each plan.